Filed Pursuant to Rule 424(b)(3)
                                            under the Securities Act of 1933
                                            Registration Statement No. 333-98651

                         SUPPLEMENT NO. 2 TO PROSPECTUS
                             DATED OCTOBER 17, 2003
                                       OF
                             AMERIFIRST FUND I, LLC

      In November 2003, Brittany M. Ellis was appointed the new President of AmeriFirst Financial Services, Inc. ("manager"), the manager of AmeriFirst Fund I, LLC (the "Fund"). John Tooke resigned as the President of our manager, however, he retained all other positions with our manager. Therefore, all corresponding references throughout the Prospectus which refer to the officers of our manager are hereby amended as set forth below.

      The Fund also intends to offer units for sale in the State of Utah, in addition to California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Minnesota, Nevada, New Jersey and New York.

1. The following section of the "ORGANIZATIONAL CHART" on page 13 of the Prospectus is hereby amended in its entirety to read as follows

                  ---------------------------------------------

                              AmeriFirst Financial
                                 Services, Inc.
                                   (Delaware)
                               Manager of the Fund

                          A wholly-owned subsidiary of
                                AmeriFirst, Inc.

                                   John Tooke,
                             Chief Executive Officer
                                  and Director

                          Brittany M. Ellis, President,
                             Secretary and Director

                  ---------------------------------------------

2. The chart on page 77 of the Prospectus under the heading "OUR MANAGER, PROVIDER AND UNDERWRITER --Executive Officer and Director of our Manager" is hereby amended in its entirety to read as follows:

Executive Officers and Directors

      The following persons are the executive officers and directors of our manager.

      Name            Age                           Office
      ----            ---                           ------
John Tooke            62             Chief Executive Officer and Director
Brittany M. Ellis     29             President, Secretary and Director

3. The second, fourth and fifth sentences have been added to the first paragraph of the biography of John Tooke following the chart on page 78 of the Prospectus under the heading "OUR MANAGER, PROVIDER AND UNDERWRITER --Executive Officers and Directors of our Manager" and therefore, such paragraph is hereby amended and should be read in its entirety as follows:

      John Tooke has been Chief Executive Officer, director and, through AmeriFirst, Inc., controlling shareholder of our manager since its predecessor's formation in June 2002. Mr. Tooke also acted as president of our manager from June 2002 to November 2003. Since April 2002, when the predecessor of our provider was formed, Mr. Tooke has been Chief Executive Officer and director of our provider, AmeriFirst Funding Group, Inc. Since October 2002, Mr. Tooke has been chief executive officer and director of our underwriter, AmeriFirst Capital Corp. In addition, Mr. Tooke is Chief Executive Officer, director and a controlling shareholder of AmeriFirst, Inc., the parent company of our manager, provider and underwriter. Mr. Tooke has been engaged in negotiations and start-up activities for the Fund and researching the life settlements industry commencing in April 2001. From 1996, when Mr. Tooke formed the predecessor to Global Express Securities, Inc. (previously known as First Florida Securities, Inc.), a member of the NASD, until he sold it in March 2002, he was president and a director of Global Express Securities, Inc. This firm is a regional NASD regulated broker-dealer originally located in Florida which relocated to Nevada in 1999. The firm specializes in the placement of high yield collateralized investment products through the sale of public and private securities both to the retail market and to individual clients. The firm's sole public offering which closed after Mr. Tooke left such Company, was a best efforts offering under the name Global Express Capital Real Estate Investment Fund I, LLC, of fractional units in a fund to make loans, or purchase entire or fractional interest in loans secured by mortgages or deeds of trust.

4. The chart on pages 78 to79 of the Prospectus under the heading "OUR MANAGER, PROVIDER AND UNDERWRITER --Officers and Directors of AmeriFirst, Inc." is hereby amended in its entirety to read as follows:

      The following persons are the officers and directors of AmeriFirst, Inc.

Name                    Age     Officer
----                    ---     -------

John Tooke              62      Chief Executive Officer and Director; Chief
                                Executive Officer and Director of each of AmeriFirst Financial Services, Inc., AmeriFirst
                                Funding Group, Inc., and AmeriFirst Capital
                                Corp.

Brittany M. Ellis       29      Secretary and Director; President, Secretary and
                                Director of AmeriFirst Financial Services, Inc.

Dawn Arnett             28      Director; President of AmeriFirst Funding Group,
                                Inc., and Managing Director of AmeriFirst
                                Capital Corp.

Thomas M. Kann          57      Director; Senior Vice President of AmeriFirst
                                Funding Group, Inc., and Managing Director of
                                AmeriFirst Capital Corp.

Irving Strickstein      74      Chairman of the Board of Directors

5. The biography of Brittany M. Ellis on page 79 of the Prospectus under the heading "OUR MANAGER, PROVIDER AND UNDERWRITER--Officers and Directors of AmeriFirst, Inc." is hereby amended in its entirety to read as follows:

      Brittany M. Ellis has served as President of our manager since November 2003 and as Secretary and a Director of our manager since its inception in September 2002. Ms. Ellis is responsible for the management of the Fund, including overseeing the activities of underwriting and servicing the insurance policies. Ms. Ellis is also Secretary and a director of AmeriFirst, Inc. since its inception in August 2002. In addition, Ms. Ellis is Secretary and a member of the Boards of Directors of AmeriFirst Funding Group, Inc., and AmeriFirst Capital Corp. Ms. Ellis graduated from Florida Coastal School of Law in May 2002 and is a member of the Florida bar. Ms. Ellis received her Bachelors degree from the University of Southern Mississippi in 1997. Prior to her legal career, she worked in managed services for the Aramark Corporation and Maidpro, Inc. in Massachusetts. Ms. Ellis holds a NASD Series 7 securities license.

6. Under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" on page 85 of the Prospectus, the sixth paragraph is amended in its entirety to read as follows:

      Although each of our manager, provider and underwriter will have their own independent employees, John Tooke is the sole director of our provider and underwriter, and is also one of two directors of our manager, neither of which are independent. Only the parent company, AmeriFirst, Inc., has independent directors serving on its board of directors."

Dated: December 18, 2003